COOPERS & LYBRAND
A PROFESSIONAL SERVICES FIRM
SUITE 1800, 500 WEST MAIN STREET
LOUISVILLE, KENTUCKY  40202-4264
TELEPHONE (502) 589-6100
FACSIMILE (502) 585-7775

October 14, 1997

Securities and Exchange Commission
450 5th Street NW
Washington, D C. 20549

Gentlemen:

We have read the statements made by In-House Rehab Corporation (the "Registrant"), which we understand have been filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Registrant's Form 8-K report (the "Form 8-K") dated October 1, 1997 (copy attached). We have the following comments regarding the disclosures made therein:

At the time of our resignation, there were two reportable events pursuant to Regulation S-K, Item 304(a)(l)(v)(D). The reportable events were (1) our conclusion that our report should be qualified as to the collectibility of certain receivables from Retirement Care Associates ("RCA"), a significant investor in the Registrant, and (2) our conclusion that our report should be modified to express substantial doubt as to the ability of the Registrant to continue as a going concern. Each of the reportable events is further discussed below to clarify the statements made by the Registrant.

The Registrant states in the third paragraph of the Form 8-K that it was not informed until August 1, 1997 that there were collectibility issues relating to the receivables from RCA. We disagree with that statement. We informed the Registrant early in July 1997, near the commencement of our audit, that the collectibility of receivables from RCA (and others) would be a major audit issue. In fact, RCA receivables had been a significant issue in our audit of the Registrant's May 31, 1996 financial statements. As described in the first two sentences of the fifth paragraph of the Form 8-K, repeated attempts were made by the Registrant to provide us with sufficient competent evidential matter to satisfy us with respect to the collectibility of the RCA receivables. Also, as stated by the Registrant in the fifth sentence of the fifth paragraph of the Form 8-K, we would not commit that a proposed letter of credit from a third party would be sufficient to provide such sufficient competent evidential matter. The letter of credit agreement was never finalized, therefore, there was no evidence to examine, and we could not agree to its sufficiency. Accordingly, at the time of our resignation we had not received sufficient competent evidential matter, and we had concluded that our report would have to be qualified.

We also had reached a conclusion that our report should be modified to express substantial doubt as to the Registrant's ability to continue as a going, concern. This conclusion was reached because (1) the Registrant was continuing to extend significant amounts of trade credit to RCA, and we had not obtained sufficient competent evidential matter to support the Registrant's ability to collect such amounts; and, (2) the Registrant's failure to demonstrate that it could obtain long-term financing to replace its existing line of credit that was expiring in the near-term. Accordingly, we disagree with the Registrant's statements made in the fourth sentence of the fifth paragraph of the Form 8-K as to the reasons for our conclusion on this matter.

In the sixth paragraph of the Form 8-K, the Registrant states its belief that we were unreasonable in our positions and that our unreasonableness related to our "adverse relationship with RCA." This is baseless and totally without
merit.   As indicated above, we addressed audit issues related to RCA receivables long before any termination of our client relationship with RCA. Our concern over the collectibility of the RCA receivables was based on the historically, slow-paying nature of the receivables and public information about the deteriorating financial condition of RCA. The reasons for our conclusion on the going concern matter are stated above.

We do not have a basis to agree or disagree with the Registrant's statement in the first sentence of the seventh paragraph of the Form 8-K that the Audit Committee has been fully advised about all matters described in the Form 8-K.

Very truly yours,

/s/ Coopers & Lybrand, L.L.P.
Coopers & Lybrand L.L.P.